EXHIBIT 99.1

Press Release Contact: Trey Whichard (713) 462-4239 Release: Immediately

BJ SERVICES REPORTS FIRST QUARTER EARNINGS

Houston, Texas. January 20, 2004. BJ Services Company (BJS-NYSE, CBOE, PCX) reported $0.38 earnings per diluted share for its fiscal quarter ended December 31, 2003, up 81% from prior year’s earnings of $0.21 per diluted share.

Financial Results (in millions, except per share amounts)

	3 Months Ended
	12/31/03	9/30/03	12/31/02
Revenue	$600.8	$588.6	$473.1
Net Income	$61.5	$60.4	$33.5
Diluted Earnings Per Share	$0.38	$0.37	$0.21

Sequentially, consolidated revenue increased 2%, with U.S./Mexico Pressure Pumping Services up 5%, International Pressure Pumping Services down 1% and Other Oilfield Services remaining flat. Compared to prior year’s first quarter, consolidated revenue increased 27%, with U.S./Mexico Pressure Pumping Services revenue increasing 34%, International Pressure Pumping Services increasing 24%, and Other Oilfield Services up 16%.

Operating income margins during the quarter were 15.8%, up from 15.5% reported in the previous quarter and 11.4% reported in last year’s first quarter. The margin improvement, both sequentially and year over year, was primarily due to favorable incremental margins on activity gains in the U.S., Mexico and Canada.

Capital spending was $38.1 million for the quarter. Cash and cash equivalents as of December 31, 2003 was $298.3 million. Debt (net of cash and cash equivalents) to total capitalization was 10.5% at the end of December, down from 11.9% at the end of September 2003.

U.S./Mexico Pressure Pumping Services Revenue

The Company’s U.S./Mexico Pressure Pumping Services Revenue increased 5% sequentially. The combined average U.S. and Mexico drilling rig count during the quarter was up 3%. The sequential improvement in revenue was impacted by unseasonably lower revenues in Mexico during the fourth quarter of fiscal 2003 due to work delays caused by unfavorable weather conditions.

Compared to the first quarter of the prior year, revenue in U.S./Mexico increased 34%, corresponding to a 32% increase in the combined average U.S. and Mexico drilling rig activity.

During the fiscal 2004 first quarter, 86% of the U.S. rigs were drilling for natural gas, a slight increase from prior year.

International Pressure Pumping Services Revenue

Canadian revenue increased 3% sequentially. International revenue excluding Canada decreased 2% sequentially primarily due to activity declines in Saudi Arabia and Abu Dhabi, which were partially offset by increases in Africa.

Year over year, Canadian revenue increased 97% on the strength of a 44% increase in rig activity, a favorable exchange rate and a price book increase implemented in July of 2003. International revenue excluding Canada increased 3% year over year led by improved activity for our North Sea stimulation vessel which was mostly offset by declines in Saudi Arabia and Norway.

Other Oilfield Services

Revenue from the Company’s Other Oilfield Services (completion fluids, completion tools, process and pipeline services, casing and tubular services and production chemical services) was flat sequentially. Compared to the first quarter of the prior year, revenue for these services increased 16%. All service lines increased, except the completion fluids service line which declined primarily as a result of lower activity in the Gulf of Mexico.

The Company’s Tubular Services Division expanded its presence into the Gulf of Mexico market during the quarter with the completion of two Louisiana based acquisitions for approximately $15 million. These acquisitions are expected to contribute approximately $12 million during the year forward.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, “BJ recorded earnings improvement of 81% for the first fiscal quarter of 2004 compared to the prior year. A continued increase in Canadian activity and solid contributions from our U.S./Mexico, Tubular and Completion Tools operations were the highlights of the quarter.

“We are encouraged by recent increases in U.S. rig activity and do not expect to experience the typical seasonal decline during the March quarter. Our forecast assumes U.S. activity will be flat to modestly up compared to the December quarter. We also expect that the Canadian market will increase sequentially during the winter drilling season. Accordingly, we believe earnings per share will be in the $.39 to $.41 range for our second fiscal quarter of 2004 and in the range of $1.57-$1.65 for the fiscal year ending September 30, 2004.”

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today’s earnings release conference call. The most common non-GAAP financial measures used by the Company include EBITDA, EBITDA margin, free cash flow, net debt, and net interest expense. The reconciliations to the most comparable GAAP measure are posted on the Investor’s section of our website at www.bjservices.com. The required disclosures for these measures were included in our September 30, 2003 Form 10-K, also posted on our website. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company has scheduled a conference call today to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2665, ten minutes prior to the start time and give the conference code number 629809. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 629809. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for twelve months following the conference call.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	(In thousands, except per share data)
	12/31/03	12/31/02
Revenue	$600,799	$473,124
Operating Expenses:
Cost of sales and services	457,730	375,733
Research and engineering	10,505	9,314
Marketing	19,297	17,129
General and administrative	17,881	16,375
Loss on long-lived assets	378	600

Total operating expenses	505,791	419,151

Operating income	95,008	53,973
Interest expense	(4,202)	(4,001)
Interest income	820	519
Other expense, net	(496)	(906)

Income before income taxes	91,130	49,585
Income taxes	29,617	16,115

Net income	$61,513	$33,470

Earnings Per Share:
Basic	$0.39	$0.21
Diluted	$0.38	$0.21
Weighted Average Shares Outstanding:
Basic	158,859	157,574
Diluted	161,905	160,684
Supplemental Data:
Depreciation and amortization	$30,694	$28,462
Capital expenditures	38,121	34,251
U.S./Mexico Pressure Pumping Revenue	284,442	211,982
International Pressure Pumping Revenue	221,209	178,880
Other Oilfield Services Revenue	95,148	82,262
Debt	502,163	498,253

This press release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)